                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                              Perficient, Inc.
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                              (Name of Issuer)

                                Common Stock
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                       (Title of Class of Securities)

                                71375U 10 1
                     ----------------------------------
                              (CUSIP Number)

                               July 28, 1999
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 71375U 10 1


-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Bryan R. Menell
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     United States
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       507,000 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    507,000 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       507,000 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
       Not applicable
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(11) Percent of Class Represented by Amount in Row (9)
       14.5%
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(12) Type of Reporting Person (See Instructions)
       IN
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ITEM 1.

    (a)   Name of Issuer
            Perficient, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
            7600-B North Capital of Texas Highway
            Suite 220
            Austin, Texas 78731
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
            Bryan R. Menell
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
            c/o Perficient, Inc.
            7600-B North Capital of Texas Highway
            Suite 220
            Austin, Texas 78731
          ---------------------------------------------------------------------
    (c)   Citizenship
            United States
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
            Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
            71375U 10 1
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
          507,000 shares
    ---------------------------------------------------------------------------

    (b) Percent of class:
          14.5%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                507,000 shares
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                0 shares
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                507,000 shares
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                0 shares
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

              Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

              Not Applicable

ITEM 10. CERTIFICATION

              Not Applicable



                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


             February 11, 2000
----------------------------------------
                  Date
             /s/ Bryan R. Menell
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               Signature
                 Bryan R. Menell
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               Name/Title